UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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INDEPENDENT BANK CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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VIA FACSIMILE: <<FAX>>

                         April 12, 2005

<<Address>>

Dear <<Name>>:

     We, the Chairman of the Board of Directors and the Chief Executive Officer of Independent Bank Corp., have together sent you this letter to ask for your vote in favor of all matters proposed by the Board at our upcoming April 21, 2005 Annual Shareholders Meeting.

     We specifically urge you grant the Board your proxy to approve Restated Articles of Organization for Independent Bank Corp., a matter which requires the approval of at least two-thirds of our issued and outstanding shares. As indicated in our Proxy Statement, the Board has proposed the Restated Articles of Organization to align Independent Bank Corp. with the new Massachusetts business corporation statute. Moreover, the Board believes, based upon the history of Independent Bank Corp., the Board’s experience with such matters, and the Board’s understanding of current corporate governance “best practices”, that the best interests of our company will be served by approving a mandatory retirement age of 72 for Directors and granting the Board the power to remove a Director for cause.

     We thank you for your continued support and urge you to cooperate with Georgeson Shareholder Communications, our proxy solicitor, to vote your shares as requested by the Board.

Yours truly,

Thomas J. Teuten	Christopher Oddleifson
Chairman of the Board	Chief Executive Officer